Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Kori Doherty
AspenTech	ICR
+1 781-221-5273	+1 617-956-6730
david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Financial Results for the First-Quarter Fiscal Year 2010

Filing of 10-Q brings company current with SEC filing requirements

Reports its first quarter under the new aspenONE subscription-based licensing model

Burlington, Mass. — December 21, 2009 — Aspen Technology, Inc. (OTC: AZPN.PK), a leading provider of software and services to the process industries, today announced its financial results for its first quarter of fiscal 2010, ended September 30, 2009.

Mark Fusco, Chief Executive Officer of AspenTech, said, “We are very pleased to have completed the process of bringing the company’s financial statements current.  As a result of our progress, we are continuing with our plan to begin the process of seeking a relisting of our common stock on a major U.S. stock exchange during the first calendar quarter of 2010.”

Fusco added, “The first quarter of fiscal 2010 was a milestone for the company as we launched our new aspenONE licensing model.  As previously discussed, while our customers have entered into multi-year term contracts for many years, the ratable revenue recognition associated with the new licensing model will initially result in significantly lower reported revenue and large operating losses, as a much smaller portion of the company’s license bookings are recognized on an up-front basis.  From a long-term perspective, we expect our financial performance to ultimately exceed that which would have been possible under our previous commercial model.  During and after this multi-year transition process, we remain focused on increasing our total calculated term license contract value, which was more than  $1.1 billion at the end of the first quarter on a gross basis.”

For the quarter ended September 30, 2009, AspenTech reported total revenue of $39.8 million, a decrease compared to $86.4 million in the first quarter of the prior year due primarily to the ratable revenue recognition characteristics associated with the company’s new aspenONE licensing model.  With the launch of and focus on the company’s new aspenONE licensing model, AspenTech has expanded the number of revenue categories that it will report, as follows:

•                  Subscription revenue includes all revenue associated with the company’s new aspenONE licensing model.  Subscription revenue was approximately $25,000 in the first quarter of fiscal 2010.  The new aspenONE licensing model was launched during the quarter and associated revenue is recognized on a daily basis over the course of the multi-year contract.  Subscription revenue recognition begins when the first payment is due, which is typically 30 days after the contractual agreement is signed. The majority of the first quarter subscription bookings were closed in the final month of the quarter and the associated revenue will begin to be recognized in the second quarter of fiscal 2010.

•                  Software revenue includes all non-subscription-based license revenue, including term-based contracts for specifically defined sets of products or point products as well as perpetual licenses.  Software revenue was $11.1 million in the first quarter of fiscal 2010, compared to $49.6 million in the year ago period when license bookings were predominantly recognized on an up-front basis.  The year ago period also benefitted from a net $15M of software revenue related to prior period license bookings.

•                  Services & other revenue includes professional services, maintenance and other revenue, and is reported on a similar basis as compared to prior reporting periods.  Services and other revenue was $28.7 million in the first quarter of fiscal 2010, a decrease compared to $36.8 million in the year ago period.  The year-over-year decline consisted mainly of professional services and training revenue, a result of the more challenging economic environment compared to the year ago period.

For the quarter ended September 30, 2009, AspenTech reported a loss from operations of $24.8 million due primarily to the ratable revenue recognition treatment associated with the company’s new aspenONE licensing model.  For the quarter ended September 30, 2008, the company reported income from operations of $18.3 million.   Net loss was $21.1 million in the first quarter of fiscal 2010, leading to net loss per diluted share of $0.23, compared to net income per diluted share of $0.12 in the same period last year.

AspenTech had a cash balance as of September 30, 2009 of $109 million, which compared to $122 million at the end of the fourth quarter of fiscal 2009.  The company did not sell any installments receivable to raise cash during the first quarter of fiscal 2010 and it continued to reduce its secured borrowings balance, which was $108.8 million at the end of the quarter, down $3.3 million compared to the end of the fourth quarter of fiscal 2009.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, December 21, at 8:00 a.m. (Eastern Time), to discuss the Company’s financial results for the first quarter of fiscal 2010.  The live dial-in number is (877) 245-0126, conference ID code 47703559. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code 47703559 through December 28, 2009.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient. To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2009 Aspen Technology, Inc. AspenTech, aspenONE, the Aspen leaf logo and the 7 Best Practices of Engineering Excellence are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward Looking Statements

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated benefits of AspenTech’s new subscription-based licensing model and the timing of the relisting of the stock on a national exchange.  Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: customers’ failure to adopt the new commercial model at the rate expected by AspenTech or at all; AspenTech’s failure to realize the anticipated financial and operational benefits of the new commercial model; unanticipated distractions or delays affecting AspenTech or its independent accountants in connection with the review of operating results for the second quarter of fiscal 2010, ended December 31, 2009; unforeseen difficulties or uncertainties in the application of accounting standards; weaknesses in our internal controls, including our controls over the recognition of license revenue; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Source: Aspen Technology, Inc.

ASPEN TECHNOLOGY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except per share data)

	September 30,
	2009	2008
	(In thousands, except per share data)
Revenues:
Subscription	$25	$—
Software	11,082	49,637
Total subscription and software	11,107	49,637
Services and other	28,689	36,769
Total revenues	39,796	86,406
Cost of revenues:
Cost of subscription and software	1,773	2,647
Cost of service and other	15,696	16,519
Total cost of revenues	17,469	19,166
Gross profit	22,327	67,240
Operating costs:
Selling and marketing	20,552	22,125
Research and development	10,894	12,652
General and administrative	15,414	14,115
Restructuring charges	271	34
Loss (gain) on sales and disposals of assets	—	4
Total operating costs	47,131	48,930
(Loss) income from operations	(24,804)	18,310
Interest income	5,449	5,915
Interest expense	(2,411)	(2,854)
Other (expense) income, net	2,269	(3,581)
Income before provision for taxes	(19,497)	17,790
Provision for income taxes	(1,565)	(6,137)
Net income	(21,062)	11,653
Net income applicable to common stockholders	$(21,062)	$11,653

Earnings per common share:
Basic	$(0.23)	$0.13
Diluted	$(0.23)	$0.12
Weighted average shares outstanding:
Basic	90,107	90,019
Diluted	90,107	94,005

ASPEN TECHNOLOGY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	June 30,
	2009	2009
	(In Thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$108,965	$122,213
Accounts receivable, net	36,568	49,882
Current portion of installments receivable, net	60,306	64,531
Current portion of collateralized receivables, net	40,135	38,695
Unbilled services	2,829	298
Prepaid expenses and other current assets	8,511	9,413
Prepaid income taxes	13,555	13,159
Deferred tax assets	3,842	3,795
Total current assets	274,711	301,986
Non-current installments receivable, net	109,427	113,390
Non-current collateralized receivables, net	52,845	57,671
Property, equipment and leasehold improvements, net	9,445	9,604
Computer software development costs	3,265	3,918
Goodwill	17,459	16,686
Non-current deferred tax assets	10,724	10,788
Other non-current assets	1,941	1,933
	$479,817	515,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of secured borrowing	$82,648	$83,885
Accounts payable	5,463	5,135
Accrued expenses	38,387	47,882
Income taxes payable	1,150	1,888
Deferred revenue	60,182	62,801
Current deferred tax liability	2,508	2,481
Total current liabilities	190,338	204,072
Long-term secured borrowing	26,173	28,211
Deferred revenue	15,562	16,070
Non-current deferred tax liability	2,360	2,354
Other non-current liabilities	33,653	35,859
Commitments and contingencies
Series D redeemable convertible preferred stock, $0.10 par value—
Authorized— 3,636 shares in 2009 and 2008
Issued and outstanding— none in 2009 or 2008	—	—
Stockholders’ equity:
Common stock, $0.10 par value— Authorized—120,000,000 shares
Issued— 90,346,815 shares as of September 30, 2009 and 90,326,513 shares as of June 30, 2009
Outstanding— 90,113,351 shares as of September 30, 2009 and 90,093,049 shares as of June 30, 2009	9,035	9,033
Additional paid-in capital	499,260	497,478
Accumulated deficit	(304,655)	(283,593)
Accumulated other comprehensive income	8,604	7,005
Treasury stock, at cost—233,464 shares of common stock in 2009 and 2008	(513)	(513)
Total stockholders’ equity	211,731	229,410
	$479,817	$515,976